Exhibit 10.17

STEPHEN G. HANKS

President and Chief Executive Officer

January 21, 2004

Dennis R. Washington
47015 West Eldorado
Indian Wells, CA 92210

Re:                               Terms and Conditions of Continued Service to
Washington Group International, Inc. and Consideration Therefor

Dear Dennis:

This letter sets forth Washington Group International, Inc.’s (the “Company”) understanding of the agreement between you and the Company, effective November 14, 2003, with respect to the terms and conditions of your continued service to the Company and the consideration therefor.

You agree to serve as Chairman of the board of directors of the Company (the “Board”), without cash compensation, through January 25, 2007.

In addition, until at least January 25, 2007, you agree to use reasonable efforts to use your name, reputation, influence, connections and expertise to assist the Company in (a) retaining existing business, (b) acquiring new business, (c) obtaining sufficient bonding capacity for projects to be undertaken by the Company, and (d) establishing and/or maintaining strategic and/or operating relationships with customers and joint venture partners, and to respond to reasonable requests by the Board to participate in meetings, negotiations or other events where the Board believes your participation will be beneficial to the Company relating to the foregoing.  While you are Chairman, you shall not (i) usurp any corporate opportunity of the Company, (ii) work for or promote the interests of any competitor of the Company, or (iii) disparage the Company’s name or operations.  The Company is aware of and acknowledges your ownership interest in Envirocon.  Currently, the Company is not aware of any activity of Envirocon that would constitute a violation of this paragraph.  Although you regularly will participate in meetings and other activities of the Board, you are not required to maintain an office or a presence at the Company.

You also agree that, prior to January 25, 2007, (1) subject to the provisions below, you will take no action to terminate the Non-Exclusive License Agreement, dated August 1, 2000, between Washington Corporations and the Company with respect to the “W” mark (the “Trademark”), and (2) you will take no other action that is inconsistent with the continued use of the Washington name and Washington logo by the Company in connection with its business and services.

In consideration for such services and agreements, the Company will extend the expiration date of the options previously granted to you on January 25, 2002, pursuant to the Company’s 2001 Equity and Performance Incentive Plan (the “Option Plan”) - i.e., the Tranche A Washington Options, the Tranche B Washington Options and the Tranche C Washington Options (collectively, the “Options”) - to January 25, 2012.  All such options become fully vested on January 25, 2004.

Upon a Change in Control (as defined in the Option Plan), or your removal from the Board other than for cause, death or disability, all Options shall vest and be exercisable immediately (and shall be exercisable for their full term) and WGI’s license to use the Trademark shall terminate.  Upon your death or disability, the Washington Options vested before such event shall remain exercisable for a period of twelve months from the date of the event, and all Washington Options not vested before such event shall immediately expire.  Upon your removal for cause, or if you leave the Company voluntarily before January 25, 2007, the Washington Options vested before such event shall remain exercisable for a period of three months, all Washington Options not vested before such event shall immediately expire, and you may terminate WGI’s license to use the Trademark.  “Removal for cause” shall mean removal as a result of any of the following: (1) your willful and continued failure to perform your duties under this Agreement (except due to your incapacity due to physical or mental illness) after a written demand is delivered to you by the Board specifically identifying the manner in which the Board believes that you have failed to perform your duties, (2) your willful engagement in conduct materially injurious to the Company, (3) your taking any action prohibited in the third paragraph of this Agreement or (4) your conviction for any felony involving moral turpitude.  For purposes of clauses (1) and (2) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted, by you in lack of good faith and without reasonable belief that your act, or failure to act, was in the best interests of Company.

In addition, the Company agrees to continue other existing arrangements with you, including reimbursement of private aircraft use and the right to acquire equity in the Company as set forth in the Company’s Certificate of Incorporation and Bylaws.

If the foregoing correctly sets forth our agreement with respect to the subject matter of this letter, please evidence your agreement hereto by executing a copy of this letter below and returning it to the Company.

Sincerely,

WASHINGTON GROUP INTERNATIONAL, INC.

/s/ Stephen G. Hanks
Stephen G. Hanks
Chief Executive Officer and President

ACCEPTED AND AGREED TO effective November 14, 2003.

/s/ Dennis R. Washington
Dennis R. Washington

cc:	Richard D. Parry
Robert Dean Avery